EXHIBIT 10.23

COMPENSATORY ARRANGEMENT OF EXECUTIVE CHAIRMAN AND INTERIM CEO

Beginning on March 25, 2014, Jim Stephens, Chairman of the Board of Directors (the “Board”) of Support.com, Inc. (the “Company”) began serving as Executive Chairman and Interim CEO until a successor to the Company’s former CEO, Josh Pickus, was found and joined the Company.

As previously disclosed in the Company’s current report on Form 8-K filed with the SEC on March 14, 2014, the Compensation Committee (the “Committee”) of the Board of Directors met on March 10, 2014 (excluding Mr. Stephens who was not present and did not take part in the deliberations) and approved the following compensation for Mr. Stephens, in addition to existing compensation as a director, in relation to and for the duration of his full-time service as Executive Chairman and Interim CEO commencing March 25, 2014: (i) a monthly cash retainer of $30,000, pro-rated for any partial calendar months at the beginning and end of his service in this position; and (ii) grants of vested restricted stock units as permitted by the Company’s 2010 Equity and Incentive Compensation Plan and to be confirmed each month by the Committee during Mr. Stephens’ service as Executive Chairman and Interim CEO, to be made on the last trading day of each calendar month commencing April 30, 2014, with the number of shares issued to be calculated based on dividing $45,000 per month (pro-rata for any partial calendar month) by the fair market value of a share of Company common stock on the date of grant.